FOR IMMEDIATE RELEASE

Contacts

Investors:	Media:
Tracy J. Henrikson	Stephen Gendel
Executive Director, Corporate Communications	GendeLLindheim BioCom Partners
Orchid BioSciences, Inc.	(212) 918-4650
(609) 750-2200

ORCHID BIOSCIENCES REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

—Continued Growth in Forensic DNA Testing in the First Quarter—

—U.S. Forensic Facility Streamlining Initiative Implemented for Greater Efficiency in Growing Market—

PRINCETON, N.J., Apr. 28, 2005 – Orchid BioSciences, Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the first quarter ended March 31, 2005.

Total revenues were $14.7 million for the first quarter of 2005, compared to $13.5 million for the first quarter of 2004, an increase of nine percent. The revenue growth for the first quarter of 2005 was primarily driven by an increase in forensic DNA testing volume in both the U.S. and U.K.

Gross margin was 38 percent for the first quarter of 2005, unchanged from the first quarter of 2004. Despite an increase in testing volumes, gross margin for the first quarter of 2005 was negatively impacted by the inherent seasonality in Orchid’s scrapie susceptibility testing business and by a significant increase in the volume of lower gross margin forensic samples processed for inclusion in the national CODIS felon database.

“Our U.S. and U.K. forensic service revenue growth in the first quarter helped to offset the expected seasonality in our scrapie genotyping business in the quarter. Overall, our first quarter results are in line with our expectations and we are confident in our growth projections for the full year,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “We continue to see positive developments in our core markets. In our U.S. forensic business, the bid process for fiscal year 2004 NIJ-funded contracts is expected to begin this quarter with awards anticipated to start in the fourth quarter of this year and into early 2006. In our family relationship and security testing service lines, we are seeing strong customer response to our private personal ID service, and we expect to further expand sales in these higher margin areas during the year.”

Total operating expenses were $16.4 million for the first quarter of 2005, compared to $19.6 million for the first quarter of 2004, a decrease of 16 percent. The decrease in operating expenses was primarily due to a decrease in general and administrative expenses from $7.5 million in the first quarter of 2004 to $4.6 million in the first quarter of 2005. In the first quarter of 2004, general and administrative expenses included $2.7 million of expenses primarily attributable to fees related to various capital restructuring activities.

Orchid reported a loss from continuing operations of $1.7 million for the first quarter of 2005, compared to a loss from continuing operations of $6.4 million for the first quarter of 2004. The loss from continuing operations before income taxes was $1.6 million for the first quarter of 2005, which includes charges of $1.4 million for depreciation and amortization, as compared to a loss from continuing operations of $6.3 million for the first quarter of 2004, which includes charges of $1.3 million for depreciation and amortization.

Orchid reported a net loss allocable to common stockholders of $1.7 million, or $0.07 per share, for the first quarter of 2005, compared to a net loss allocable to common stockholders of $8.1 million, or $0.41 per share, for the first quarter of 2004.

At March 31, 2005, cash and cash equivalents and short-term investments were $30.1 million, and the short and long-term portion of restricted cash was approximately $2.0 million. Cash provided by operations was $0.1 million in the first quarter of 2005.

In a separate press release issued today, Orchid announced its plan to streamline its U.S. forensic operations by consolidating all forensic DNA testing at its Dallas, TX and Nashville, TN sites, closing its forensic DNA testing laboratory in Germantown, MD. Commenting on this action, Dr. Kelly said, “We have implemented this operational streamlining initiative to enable us to continue to provide high quality DNA testing services while achieving a lower cost structure and to accommodate growing volumes in a highly scalable operational infrastructure. While we expect that some of the benefit associated with our streamlined operations will be realized in 2005, we believe that it will also position us to further increase margin and generate more profit from the increased forensic testing volumes anticipated in 2006 and beyond.”

This consolidation is part of Orchid’s efforts to transform its DNA testing operations for greater efficiency and scalability. Key staff currently based in Germantown are expected to be retained in the newly streamlined U.S. forensic facility structure, and Orchid does not anticipate that the closure of the facility will result in any significant loss of forensic testing contracts or revenues. As a result of this action, for the full year of 2005, Orchid expects an improvement in average gross margin to 47 percent from prior guidance of 46 percent and restructuring charges of $2.5 million to $3.0 million. Orchid further anticipates that this action will yield a net annual expense reduction of $2.0 million to $2.5 million in future years. Orchid expects to complete the closure of its Germantown facility by September 30, 2005. At the present time, Orchid is not planning further facility consolidations.

“Another recent important announcement was our appointment of Ray Land as senior vice president and chief financial officer,” said Dr. Kelly. “Ray is a highly experienced and successful financial executive and we believe he will contribute substantially to our efforts to achieve sustainable, profitable growth.”

Mr. Land has more than 30 years of experience in financial and general management positions, with the last 15 years as a senior vice president and chief financial officer at public companies in the biotechnology and healthcare industries. His most recent position was as chief financial officer of Nasdaq-traded Genencor International, Inc., a diversified biotechnology company focusing on bioproducts and healthcare with over $400 million in 2004 revenues.

Financial Outlook

Orchid provided the following financial guidance for the full year of 2005:

•	Orchid continues to expect top-line revenues of between $75 million and $78 million for the full year of 2005, which represents an increase of 20 to 24 percent over 2004.

•	Orchid expects an average gross margin of approximately 47 percent for the full year of 2005. This represents an increase of one percent from prior guidance as a result of the company’s U.S. forensic facility streamlining initiative.
•	Orchid expects total general and administrative, sales and marketing and research and development expenses of between $31 million and $33 million for the full year of 2005, primarily due to an increase in sales and marketing expenditures.
•	Orchid expects restructuring charges of between $2.5 million and $3.0 million for the full year of 2005.
•	Orchid expects to achieve positive operating income, excluding restructuring charges, for the full year of 2005. This represents a change in prior guidance, which did not specifically exclude restructuring charges, and is a result of the company’s U.S. forensic facility streamlining initiative.
•	Orchid expects capital expenditures of between $4.0 million and $5.0 million for the full year of 2005. This represents a change in prior guidance of between $3.5 million and $4.5 million and is a result of the company’s U.S. forensic facility streamlining initiative.

Income/loss from operations, excluding restructuring charges (a non-GAAP financial measure), represents Orchid’s loss from continuing operations before taxes (the most directly comparable GAAP financial measure) adjusted to exclude certain restructuring charges. Orchid believes that this non-GAAP financial measure provides investors with useful information regarding its financial condition and results of operations because these measures reflect the ongoing results of its operations, and are used by Orchid management for internal review of its performance. This non-GAAP financial measure is not intended to supercede or replace Orchid’s GAAP results or expectations. If the restructuring charges are included in Orchid’s results of operations for the full year of 2005, Orchid could expect to report a loss from operations for the full year of 2005.

Conference Call Information

A conference call with Orchid management will be held on Thursday, April 28, 2005 at 10:00 am ET. To listen to the conference call, please dial 1-312-461-9296 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid BioSciences

Orchid is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid provides DNA testing services for food safety and selective trait breeding. Orchid’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding: the expected timing of the governmental bid and award process; Orchid’s expectation that Orchid will expand sales in higher margin areas in 2005; Orchid’s expectation that some of the benefit associated with its streamlined operations will be realized in 2005 and that the streamlined operations will also position it to further increase margin and generate more profit from the increased forensic testing volumes anticipated in 2006 and beyond; Orchid’s expectation to retain key staff; Orchid’s expectation that the closure of the Germantown facility will not result in a significant loss of contracts or revenue; Orchid’s expectation of achieving average gross margin of approximately 47% for the full year of 2005; Orchid’s anticipation that the closure will yield a net annual expense reduction of $2.0 million to $2.5 million in future years; Orchid’s expectation to complete the Germantown facility closure by September 30, 2005; Orchid’s expectation that Raymond Land will contribute significantly to Orchid’s efforts to achieve sustainable, profitable growth; Orchid’s expectation of achieving top-line revenues of between $75 million and $78 million for the full year of 2005: Orchid’s expectation of achieving total general and administrative, sales and marketing and research and development expenses of between $31 million and $33 million for the full year of 2005; Orchid’s expectation to incur restructuring charges of between $2.5 million and $3.0 million for the full year of 2005; Orchid’s expectation to achieve positive operating income, excluding restructuring charges, for the full year of 2005; and Orchid’s expectation of having capital expenditures of between $4.0 million and $5.0 million for the full year of 2005. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection and litigation. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

###

Orchid BioSciences, Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three months ended March 31, 2005 and March 31, 2004

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2005	2004
Revenues:
Service revenues	$14,489	$13,294
Other revenues	176	174

Total revenues	14,665	13,468

Operating expenses:
Cost of service revenues	9,024	8,343
Research and development	397	417
Marketing and sales	1,778	1,726
General and administrative	4,639	7,534
Restructuring	119	1,130
Amortization of intangible assets	431	452

Total operating expenses	16,388	19,602

Operating loss	(1,723)	(6,134)
Total other income (expense), net	90	(163)

Loss from continuing operations before income taxes	(1,633)	(6,297)
Income tax expense	(19)	(135)

Loss from continuing operations	(1,652)	(6,432)
Discontinued operations:
Loss from operations of a business held for sale	—	(507)

Net loss	(1,652)	(6,939)
Dividends to Series A Preferred Stockholders	—	(14)
Accretion of Series A Preferred Stock discount	—	(1,129)
Net loss allocable to common stockholders	$(1,652)	$(8,082)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.07)	$(0.39)
Basic and diluted loss from discontinued operations per share	—	0.02
Basic and diluted net loss per share allocable to common stockholders	$(0.07)	$(0.41)

Shares used in per share data computations:
Basic	24,040	19,651
Diluted	24,040	19,651

Orchid BioSciences, Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2005 and December 31, 2004

(In thousands)

(unaudited)

	March 31,	December 31,
Assets:	2005	2004
Current Assets
Cash and cash equivalents	$24,057	$12,112
Short-term investments	5,999	18,374
Restricted cash	251	251
Accounts receivable, net	12,462	14,099
Inventory	1,234	1,358
Prepaid and other current assets	944	1,296

Total current assets	44,947	47,490
Fixed assets, net	9,475	9,977
Other assets
Goodwill, net	2,761	2,789
Intangible assets, net	12,814	13,285
Restricted cash	1,736	1,736
Other assets	349	345

Total other assets	17,660	18,155

Total assets	$72,082	$75,622

Liabilities and Stockholders’ Equity:
Accounts payable	$2,415	$2,603
Accrued expenses	7,461	8,504
Income taxes payable	1,630	1,982
Current portion of long-term debt	231	371
Deferred revenue	1,047	983

Total current liabilities	12,784	14,443
Long Term Liabilities
Long term portion of restructuring	1,029	1,029
Other liabilities	1,900	1,900

Total long term liabilities	2,929	2,929
Total stockholders’ equity	56,369	58,250

Total Liabilities and Stockholders’ Equity	$72,082	$75,622